EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-150627) on Form S-8 of Pioneer Southwest Energy Partners L.P. 2008 Long Term Incentive Plan of the reference of Netherland, Sewell & Associates, Inc. in Exhibits 99.1 (Supplemental Property Information), 99.4 (Supplemental Financial Statements and Supplementary Data), and 99.8 (Pioneer Natural Resources GP LLC Supplemental Consolidated Balance Sheet as of June 30, 2009, (unaudited) and December 31, 2008) included in this Form 8-K of Pioneer Southwest Energy Partners L.P.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ G. Lance Binder
G. Lance Binder, P.E.
Executive Vice President

Dallas, Texas

October 19, 2009